UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2021

MercadoLibre, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33647	98-0212790
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pasaje Posta 4789, 6th floor, Buenos Aires, Argentina C1430EKG
(Address of Principal Executive Offices) (Zip Code)

+54-11-4640-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MELI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.          Other Events.

On January 7, 2021, MercadoLibre, Inc. (“MercadoLibre” or the “Company”) issued a press release describing the Company’s entry into privately negotiated transactions to repurchase approximately $440 million principal amount of its outstanding 2.00% convertible senior notes due 2028 (the “2028 notes”) at a price based in part on the volume-weighted average price of MercadoLibre’s common stock during a price determination period following execution of the repurchase agreements (the “Transactions”). Calculated on the basis of the closing price of MercadoLibre’s common stock on January 6, 2021, the aggregate purchase price payable would have been approximately $1,589.2 million (though the actual price ultimately paid will depend on prevailing prices for MercadoLibre’s common stock during the pricing period and may be higher or lower).

The closing of the Transactions, which is anticipated to occur over a period ending on January 26, 2021, is conditioned upon the pricing of MercadoLibre’s previously announced offering for cash of guaranteed senior notes.  Following such closing, approximately $440 million principal amount of the 2028 notes will remain outstanding.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits.

Exhibit 99.1. Press release dated January 7, 2021
Exhibit 104. The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MercadoLibre, Inc.

Dated: January 7, 2021	By:	/s/ Pedro Arnt
	Name:	Pedro Arnt
	Title:	Chief Financial Officer